ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION

     Pursuant to the provision. of the Colorado Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.

     FIRST: The name of the corporation is ST. JOSEPH CORP. VI.

     SECOND: The following amendment to the Articles of Incorporation was adopted on July 26, 1993, by a vote of the shareholders The number of shares voted for the amendment was sufficient for approval:

     RESOLVED, that Article I is amended to change the Company's name to "PETROSAVFRS INTERNATIONAL, INC."

     THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification or cancellation of issued shares provided for in the amendment shall be effected, is as follows: Not applicable.

     FOURTH: The manner in which such amendment effects a change in the amount of stated capital and the amount of stated capital as changed by such amendment, are as follows: Not applicable.

           Dated:          July 26, 1993

                                         PETROSAVERS INTERNATIONAL, INC.
                                         (formerly St. Joseph Corp. VI)

                                         By:  /s/ Ralph W. LeBlanc
                                         -----------------------------

                                         Ralph W. LeBlanc
                                         President


                                         and by: /s/ Robert M. Bingham
                                         -----------------------------
                                         Robert M Bingham
                                         Secretary

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